July 18, 2005

Mr. John D. Carter
Schnitzer Steel Industries, Inc.
3200 NW Yeon Avenue
Portland, Oregon 97296-0047

Re: Initial Compensation Terms

Dear John:

On May 19, 2005, you were elected President and Chief Executive Officer of Schnitzer Steel Industries, Inc. (“SSI”). The purpose of this letter is to set forth our agreement regarding your initial compensation. As payment in full for services rendered to SSI, you shall be entitled to receive from SSI the following initial compensation:

1. Base Salary. SSI shall pay you a base salary for the initial one-year period of your employment at the rate of $600,000 per year (“Salary”). Salary shall be payable in installments on regular SSI paydays, subject to withholding for taxes and other proper deductions. Salary for any partial period of employment shall be prorated. Your base salary for future periods shall be subject to adjustment by the Compensation Committee.

2. Discretionary Cash Bonus. Your target cash bonus for the first one-year period of your employment shall be $400,000. The actual amount of your bonus shall be determined by the Compensation Committee in its sole discretion based on its judgment regarding your performance during the period, and may be more or less than the target amount. This initial bonus shall be payable to you no later than June 30, 2006, subject to withholding for taxes and other proper deductions. During the initial one-year period of your employment covered by this discretionary cash bonus, you shall not participate in SSI’s Economic Value Added (“EVA”) Bonus Plan. Future cash bonus opportunities shall be as determined by the Compensation Committee.

3. Initial Option Grants. On July 6, 2005, the Compensation Committee granted you the following two stock options:

(a) Option to purchase 18,500 shares of SSI Class A Common Stock for $25.11 per share with a ten year term from the date of grant and which shall become exercisable in full on May 19, 2006. All other terms of the option are as set forth in SSI’s standard form of employee stock option agreement.

(b) Option to purchase 73,500 shares of SSI Class A Common Stock for $25.11 per share with a ten year term from the date of grant and which shall become exercisable for 20% of the shares on each of the first five anniversaries of June 1, 2005.

All other terms of the option are as set forth in SSI’s standard form of employee stock option agreement.

The Compensation Committee does not intend to grant additional stock options to you until June 2006 at the earliest, and the amount and terms of any such stock options shall be in the discretion of the Compensation Committee.

4. Fringe Benefits. You shall be entitled to SSI’s employee benefit plans, insurance, executive medical coverage, sick leave, holidays, auto allowance and such other benefits as SSI from time to time may generally provide to its most senior officers, except that you shall not be a participant in SSI’s Supplemental Executive Retirement Bonus Plan (“SERBP”). Should your employment continue beyond June 1, 2006, you will also become eligible for retirement benefits, including the SERBP, subject to the Compensation Committee’s review and approval regarding the terms and conditions of such benefits.

-This will also confirm that you serve as President and Chief Executive Officer of SSI at the pleasure of the Board of Directors, and that your employment is at will and may be terminated at any time, for any reason or no reason, upon notice by either SSI or you.

Please sign in the space indicated below to indicate your agreement with the above terms.

Very truly yours,

SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/ Ralph R. Shaw
Ralph R. Shaw
Chairman of the Compensation Committee

ACCEPTED AND AGREED TO:

/s/  John D. Carter

John D. Carter